Exhibit (a)(2)


                          FORM OF LETTER OF TRANSMITTAL
             TO EXCHANGE OPTIONS AND RIGHTS FOR RESTRICTED SHARES OF
                         CABLEVISION SYSTEMS CORPORATION
            PURSUANT TO THE OFFER TO EXCHANGE DATED JANUARY 23, 2003

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Please read this Letter of Transmittal carefully. To properly elect to exchange your eligible options and rights, we must receive your signed and dated Letter of Transmittal before 5:00 p.m., New York time on the expiration date, which is currently February 21, 2003. You should also send your check, made to the order of "Mellon Investor Services (Cablevision Exchange Offer)," for the par value amount of the restricted shares you will be receiving in the offer.


You should send both the letter and the check by hand, overnight delivery or regular mail to:

By Hand:                   By Overnight Delivery:     By Mail:
-------                    ---------------------      -------
Mellon Investor Services   Mellon Investor Services   Mellon Investor Services
Reorganization Department  Reorganization Department  Reorganization Department
120 Broadway, 13th Floor   85 Challenger Road         PO Box 3301
New York, NY 10271         Mail Stop - Reorg          South Hackensack, NJ 07606
                           Ridgefield Park, NJ 07660

You can confirm that your documents have been received by calling
1-866-825-8876.

If you think the number of your eligible options and eligible rights set forth below is incorrect, or if you have any questions about the offer, please contact Lisa B. Questell, Vice-President--Corporate Compensation and Benefits, at 516-803-2780.
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FROM:  NAME:
            -----------------------------------------

TO:    CABLEVISION SYSTEMS CORPORATION

         I have received the Offer to Exchange dated January 23, 2003, the form of Restricted Shares Agreement, the Amended and Restated Employee Stock Plan (the "Plan") and the Summary Description of the Plan (which constitutes a part of the prospectus covering the Cablevision NY Group Class A Common Stock, par value $.01 per share ("common shares"), that have been registered under the Securities Act of 1933).

         I understand that if I elect to participate in the offer I must elect to exchange all my outstanding options that have an exercise price of more than $20.00 ("eligible options") and all my outstanding stock appreciation rights that were issued in conjunction with these options ("eligible rights"), for restricted common shares of Cablevision as follows: I will receive 1 restricted share for every 2 common shares issuable upon exercise of my eligible options and 1 restricted share for every 3 common shares subject to my eligible rights.

         I have reviewed the table below of my eligible options and eligible rights and I confirm that I hold eligible options to purchase ________ common shares and eligible rights with respect to __________________ common shares.


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    GRANT DATE     EXERCISE PRICE      ELIGIBLE OPTIONS      ELIGIBLE RIGHTS
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         By completing, signing and delivering this Letter of Transmittal, I hereby elect to exchange all my eligible options and all my eligible rights. Based on the number of my eligible options and eligible rights, I acknowledge that I will receive ___________________ restricted common shares of Cablevision upon the terms and subject to the conditions in the Offer to Exchange and this Letter of Transmittal (which together constitute the "offer"). I understand that I am required to pay Cablevision the sum of $__________, representing the aggregate par value amount of the restricted shares within 45 business days of the grant date.

         In the event that before the expiration of the offer I wish to exercise some or all of my eligible options or eligible rights which I am hereby electing to exchange, I acknowledge that I cannot do so unless I first properly withdraw this election to exchange in accordance with procedures set forth in Section 4 of the Offer to Exchange.

          I acknowledge that upon the occurrence of any of the conditions set forth in Section 6 of the Offer to Exchange, Cablevision may terminate or amend the offer and postpone its acceptance and cancellation of any eligible options and eligible rights I elect for exchange.

          I acknowledge that the restricted shares will be subject to the terms and conditions set forth in the Plan and the Restricted Shares Agreement between Cablevision and me. I have reviewed a form of the Restricted Shares Agreement that was enclosed with the Offer to Exchange. I understand that Cablevision will send me a final Restricted Shares Agreement (in the form enclosed with the Offer to Exchange but with all the blanks filled in) as promptly as practicable after the grant date and I agree to sign and promptly return the Restricted Shares Agreement to Cablevision. I acknowledge that I will forfeit my restricted shares if I do not timely sign and return the Restricted Shares Agreement. I also acknowledge that if I become employed by, consult to, or have any interest in a competitive entity (as defined in the Restricted Shares Agreement) within one year after my restricted shares vest, I will be required to pay Cablevision the positive difference, if any, between the fair market value of the restricted shares on the vesting date and the par value amount I have paid.

          I do not require Cablevision to issue to me a legended physical certificate evidencing my restricted shares and I acknowledge and consent to Mellon Investor Services LLC (or another custody agent designated by Cablevision) acting as the custodian of my restricted shares until such time as the shares vest.

          I hereby represent and warrant that I have full power and authority to elect to exchange the options and rights exchanged hereby and that, when and to the extent such options and rights are accepted for exchange by Cablevision, such options and rights will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such options and rights will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by Cablevision to be necessary or desirable to complete the exchange of the options and rights I am electing to exchange hereby.


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          All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

          By execution hereof, I acknowledge that the election to exchange my eligible options and eligible rights pursuant to the procedure described in
Section 3 of the Offer to Exchange and in the instructions to this Letter of Transmittal will constitute my acceptance of the terms and conditions of the offer. Cablevision's acceptance for exchange of options and rights offered to be exchanged pursuant to the offer will constitute a binding agreement between Cablevision and me, upon the terms and subject to the conditions of the Offer to Exchange.

          I acknowledge that I expect no financial compensation from the exchange and cancellation of my options and rights. I also acknowledge that in order to participate in the offer I must be an employee of Cablevision or one of its affiliates from the date when I elect to exchange my eligible options and eligible rights through the date when the restricted shares are granted and otherwise be eligible to participate under the Plan. I further acknowledge that if I do not remain such an employee, I will not receive any restricted shares or any other consideration for the options and rights that I elect to exchange and that are accepted for exchange pursuant to the offer.

          I hereby give up all ownership interest in the options and rights that I elect to exchange and I understand that they will become null and void on the date Cablevision accepts my options and rights for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Cablevision accepts my options and rights for exchange.

          Subject to, and effective upon, Cablevision's acceptance for exchange of the options and rights elected to be exchanged herewith in accordance with the terms and subject to the conditions of the Offer to Exchange (including, if the offer is extended, delayed, terminated or amended, the terms and conditions of any such extension, delay, termination or amendment), I hereby sell, assign and transfer to, or upon the order of, Cablevision all right, title and interest in and to all of the options and rights that I am electing to exchange hereby. I acknowledge that Cablevision has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer to exchange.

SIGNATURE:                                            DATE:
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PRINT NAME:
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SOCIAL SECURITY NO.:
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DAYTIME PHONE NO.:
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       INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

         1. Delivery of Letter of Transmittal. Mellon Investor Services, on behalf of Cablevision, must receive your signed and dated Letter of Transmittal on or before the expiration date, which is currently scheduled for 5:00 p.m., New York time, on February 21, 2003. Any Letter of Transmittal received after that time will not be accepted.

THE METHOD BY WHICH YOU DELIVER ANY DOCUMENT IS AT YOUR ELECTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, CABLEVISION RECOMMENDS THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND THAT YOU PROPERLY INSURE THE DOCUMENTS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

Elections to exchange made pursuant to the offer may be withdrawn at any time prior to the expiration date. If the offer is extended by Cablevision beyond that time, you may withdraw your election at any time until the extended expiration of the offer. To withdraw elections to exchange options and rights, you must deliver the accompanying Notice of Withdrawal with the required information while you still have the right to withdraw the election. Withdrawal may not be rescinded and any elections withdrawn will thereafter be deemed not a proper election for purposes of the offer. To re-elect to exchange options and rights, you must again follow the procedures described above and in Instruction 3.

Cablevision will not accept any alternative, conditional or contingent offers to exchange options. All employees electing to exchange options and rights, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the offer to exchange.

         2. Payment of Par Value Amount. Each option and rights holder is required to pay Cablevision the aggregate par value amount of the restricted shares within 45 business days of the grant date. Option and rights holders should make a check payable to the order of "Mellon Investor Services (Cablevision Exchange Offer)" for an amount equal to $.01 (which is the par value of the common shares) multiplied by the total number of restricted shares to be received in the exchange.

         3. Inadequate Space. If the space provided in the Letter of Transmittal is inadequate, the information requested in the first table regarding which options and rights are being elected for exchange should be provided on a separate schedule attached to the Letter.

         4. Signatures on this Letter of Transmittal. If this Letter of Transmittal is signed by the option and rights holder, the signature must correspond with the name as written on the face of the award agreement(s) to which the options and rights are subject without alteration, enlargement or any change whatsoever.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Letter of Transmittal.

         5. Requests For Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the offer to exchange or this Letter of Transmittal, may be directed to Lisa B. Questell, Vice-President--Corporate Compensation and Benefits, at 516-803-2780. All copies will be furnished promptly at Cablevision's expense.

         6. Irregularities. All questions as to the number of shares subject to options and rights to be accepted for exchange and the number of restricted shares to be granted, and any questions as to form of



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documents and the validity (including eligibility and time of receipt), form and acceptance of any options or rights elected to be exchanged will be determined by Cablevision in its sole discretion, which determinations shall be final and binding on all interested persons. Cablevision reserves the right to reject any or all offers to exchange options or rights that Cablevision determines not to be in appropriate form or the acceptance of which is unlawful. Cablevision also reserves the right to waive any of the conditions of the offer and any defect or irregularity in any offer to exchange options and rights, and Cablevision's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No offer to exchange options and rights will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with offers to exchange options and rights must be cured within such time as Cablevision shall determine. Neither Cablevision nor any other person is or will be obligated to give notice of any defects or irregularities in the offer to exchange options and rights, and no person will incur any liability for failure to give any such notice.

         7. Important Tax Information. You should consult your own tax advisor and refer to Section 13 of the offer to exchange which contains important tax information.



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